SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2018

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25032	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2018, Universal Stainless & Alloy Products, Inc. (the “Company”) entered into a First Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “New Credit Agreement”), by and among the Company, the other Borrowers (as defined in the New Credit Agreement) party thereto, the Guarantors (as defined in the New Credit Agreement) party thereto from time to time, PNC Bank, National Association, as administrative agent and co-collateral agent (the “Agent”), Bank of America, N.A., as co-collateral agent (“Bank of America”), the Lenders (as defined in the New Credit Agreement) party thereto from time to time and PNC Capital Markets LLC, as sole lead arranger and sole bookrunner (“PNC Capital Markets”). The New Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount not to exceed $110.0 million (the “Revolving Credit Facility”) and a senior secured term loan facility relating to a term loan (the “Term Loan”) in the amount of $10.0 million (together with the Revolving Credit Facility, the “Facilities”). The New Credit Agreement also provides for a letter of credit sub-facility not to exceed $10.0 million and a swing loan sub-facility initially not to exceed $11.0 million, subject to adjustment in accordance with the terms of the New Credit Agreement.

The Facilities, which expire on August 3, 2023 (the “Expiration Date”), are collateralized by a first lien in substantially all of the assets of the Company and its subsidiaries, except that no real property is collateral under the Facilities other than the Company’s real property in North Jackson, Ohio. The Company, Dunkirk Specialty Steel, LLC, a wholly owned subsidiary of the Company (“Dunkirk”), and North Jackson Specialty Steel, LLC, a wholly owned subsidiary of the Company (together with the Company and Dunkirk, the “Co-Borrowers”), are co-borrowers under the Facilities. The Co-Borrowers’ respective obligations under the Facilities will be guaranteed by any future direct and indirect domestic subsidiaries of any Co-Borrower (together with the Co-Borrowers, the “Loan Parties”).

Availability under the Revolving Credit Facility is based on eligible accounts receivable and inventory, less (i) reserves established by the Agent in accordance with the terms of the New Credit Agreement and (ii) any outstanding swing loans and letters of credit issued under the Facilities. The Company is required to pay a commitment fee based on the daily unused portion of the Revolving Credit Facility. To the extent not previously paid, any amounts owed under the Revolving Credit Facility will become due and payable in full on the Expiration Date.

With respect to the Term Loan, the Co-Borrowers collectively will pay quarterly installments of principal of approximately $357,142.86, plus accrued and unpaid interest, on the first day of each fiscal quarter beginning on October 1, 2018. To the extent not previously paid, the Term Loan will become due and payable in full on the Expiration Date.

Amounts outstanding under the Facilities, at the Company’s option, will bear interest at either (i) a base rate determined by reference to the highest of (a) the federal funds open rate effective from time to time, plus 0.50%, (b) the prime rate of the Agent effective from time to time and (c) the applicable daily LIBOR reserve percentage, plus 1.00%, and (ii) a rate determined by dividing the published LIBOR rate by a number equal to 1.00 minus the applicable daily LIBOR reserve percentage. In each case, an applicable margin based on the Company’s leverage ratio then in effect will be added to the interest rate elected by the Company.

The New Credit Agreement contains customary affirmative and negative covenants, including limitations with respect to indebtedness, liens, investments, dividends, mergers and acquisitions, dispositions of assets, transactions with affiliates and capital expenditures. If (i) an event of default or a default under the New Credit Agreement has occurred or (ii) the undrawn availability under the Revolving Credit Facility becomes less than 10% of the maximum borrowing availability thereunder at any time, then the Company must maintain a fixed charge coverage ratio, as calculated in accordance with the terms of the New Credit Agreement, of not less than 1.10 to 1.0, in each case measured on a rolling four-quarter basis as of the end of the fiscal quarter most recently ended and as of the end of each fiscal quarter thereafter, until both (a) no event of default or default under the New Credit Agreement then exists or is continuing and (b) undrawn availability under the Revolving Credit Facility is greater than or equal to 10% of the maximum borrowing availability thereunder for a period of 30 consecutive days. The Borrowers also must maintain certain amounts of undrawn availability under the Revolving Credit Facility while the Amended and Restated Convertible Notes that were entered into by the Company in connection with its acquisition of the Company’s facility in North Jackson, Ohio (collectively, the “Gorbert Notes”) remain outstanding.

The New Credit Agreement provides for customary events of default, including (i) a failure by a Loan Party to pay principal, interest or fees under the Facilities when due, (ii) a failure by a Loan Party to comply with applicable covenants under the Facilities, (iii) the fact that any representation or warranty made by a Loan Party is false or misleading in any material respect, (iv) the occurrence of an event of default under the Gorbert Notes, (v) the occurrence of an event of default under other indebtedness of a Loan Party with a then-outstanding principal balance of $1.0 million or more, (vi) the commencement of certain insolvency or receivership events and (vii) the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the lenders under the Facilities would be under no further obligations to make loans under the Revolving Credit Facility, and all outstanding obligations of the Loan Parties under the Facilities may be declared immediately due and payable.

The New Credit Agreement amends and restates the Company’s prior Revolving Credit, Term Loan and Security Agreement, dated as of January 21, 2016 (as amended, the “Prior Credit Agreement”), by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, the Agent, Bank of America and PNC Capital Markets, as amended by the First Amendment to Revolving Credit, Term Loan and Security Agreement, dated as of May 12, 2017, the Second Amendment to Revolving Credit, Term Loan and Security Agreement, dated as of October 23, 2017, the Third Amendment to Revolving Credit, Term Loan and Security Agreement, dated as of March 9, 2018, the Fourth Amendment to Revolving Credit, Term Loan and Security Agreement, dated as of April 24, 2018, and the Letter Agreement, dated May 18, 2018. The Company was in compliance with all applicable financial covenants set forth in the Prior Credit Agreement as of the date of its entrance into the New Credit Agreement.

The foregoing is a description of the material terms and conditions of the New Credit Agreement and is not a complete discussion of the New Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On August 6, 2018, the Company issued a press release announcing its entrance into the New Credit Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Contract.

Effective August 3, 2018, the Prior Credit Agreement was amended and restated by the New Credit Agreement described under Item 1.01 above. The Prior Credit Agreement provided for a $73.0 million senior secured revolving credit facility and a $30.0 million senior secured term loan facility, each of which was scheduled to expire upon the earlier of (i) January 21, 2021 or (ii) the date that is 90 days prior to the scheduled maturity date of the Gorbert Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 6, 2018, the Company issued a press release announcing that it has reached a six-year collective bargaining agreement with the hourly employees at its North Jackson Specialty Steel facility. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	First Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 3, 2018, by and among Universal Stainless & Alloy Products, Inc., the other borrowers party thereto, the guarantors party thereto from time to time, PNC Bank, National Association, as administrative agent and co-collateral agent, Bank of America, N.A., as co-collateral agent, the lenders party thereto from time to time and PNC Capital Markets LLC, as sole lead arranger and sole bookrunner.

99.1	Press Release dated August 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

	By:	/s/ Christopher T. Scanlon
Christopher T. Scanlon
Vice President of Finance,
Chief Financial Officer and Treasurer
Dated: August 6, 2018